Exhibit 23.1
Consent of Independent Valuation Advisor

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in the Registration Statement on Form S-11 (Commission File No. 333-268995) of RREEF Property Trust, Inc. (the “Company”), and the prospectus included therein (the “Prospectus”); and (2) the disclosure on page 1 of Supplement No. 11 to the Prospectus to be filed on the date hereof that the amount presented under “Valuation of Properties” represents the sum of the estimated values of the Company’s investments in real estate as of the date presented as derived from property valuations, appraisals and acquisitions contained in a schedule submitted by us in accordance with the process described in part (1) above. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
August 19, 2026